                                                                   EXHIBIT 10.13

                               PURCHASE AGREEMENT

                                  BY AND AMONG

                               AGRI-EMPRESA, INC.,

                                       AND

                           W-H ENERGY HOLDINGS, INC.,

                                    AS BUYER,

                           W-H ENERGY SERVICES, INC.,
                               A TEXAS CORPORATION

                                       AND

                           THE SELLERS LISTED HEREIN,

                                   AS SELLERS



                            DATED AS OF MAY 10, 2001

                         RELATING TO THE ACQUISITION OF

                          COIL TUBING SERVICES, L.L.C.

                                TABLE OF CONTENTS

1.       PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS.....................................1

2.       CLOSING...........................................................................1

3.       REPRESENTATIONS AND WARRANTIES OF SELLERS.........................................2

         (a)      Authority................................................................2
         (b)      No Conflicts; Consents...................................................3
         (c)      The Membership Interests.................................................3
         (d)      Organization and Standing; Books and Records.............................3
         (e)      Capitalization of the Company............................................4
         (f)      Equity Interests.........................................................4
         (g)      Financial Statements; Equipment Payments.................................4
         (h)      Taxes....................................................................5
         (i)      Assets Other than Real Property Interests................................6
         (j)      Title to Real Property...................................................7
         (k)      Intellectual Property....................................................7
         (l)      Contracts................................................................9
         (m)      Litigation..............................................................11
         (n)      Benefit Plans...........................................................11
         (o)      Absence of Changes or Events............................................14
         (p)      Compliance with Applicable Laws.........................................15
         (q)      Employee and Labor Matters..............................................16
         (r)      Customer Accounts Receivable............................................16
         (s)      Licenses; Permits.......................................................16
         (t)      Transactions with Affiliates............................................16
         (u)      Effect of Transaction...................................................17
         (v)      Private Offering of Membership Interests................................17
         (w)      Private Offering of Shares..............................................17
         (x)      Environmental Matters...................................................18
         (y)      Transaction Information.................................................19

4.       COVENANTS OF SELLERS.............................................................20

         (a)      Access..................................................................20
         (b)      Ordinary Conduct........................................................20
         (c)      Confidentiality.........................................................22
         (d)      Assignment of Confidentiality Agreements................................22
         (e)      Resignations............................................................22
         (f)      Exclusive Dealing.......................................................22
         (g)      Notice..................................................................23
         (h)      Non-Competition.........................................................23
         (i)      Certain Licenses and Permits............................................24
         (j)      Election Under Section 754..............................................24
         (k)      Disclosure Schedules, Updated Disclosures; Breaches.....................24
         (l)      Maximum Debt; Working Capital...........................................25

         (m)      Termination of Service Agreements.......................................25
         (n)      Corrective Actions......................................................25

5.       REPRESENTATIONS AND WARRANTIES OF BUYER AND W-H..................................25

         (a)      Authority...............................................................25
         (b)      No Conflicts; Consents..................................................26
         (c)      Capital Stock of the W-H................................................26
         (d)      SEC Documents...........................................................27
         (e)      Securities Act..........................................................27
         (f)      Actions and Proceedings, etc............................................27

6.       COVENANTS OF BUYER AND W-H.......................................................27

         (a)      Confidentiality.........................................................27
         (b)      Notice..................................................................28
         (c)      Prepayment of Debt......................................................28
         (d)      Disclosure Schedules, Updated Disclosures; Breaches.....................28

7.       MUTUAL COVENANTS.................................................................28

         (a)      Cooperation.............................................................28
         (b)      Confidentiality of the Existence of the Agreement.......................29
         (c)      Publicity...............................................................29
         (d)      Commercial Efforts......................................................29
         (e)      Records.................................................................29
         (f)      Purchase Price..........................................................30
         (g)      Legend..................................................................30
         (h)      Transfer Restrictions...................................................30

8.       CONDITIONS TO CLOSING............................................................31

         (a)      Buyer's and W-H's Obligation............................................31
         (b)      Seller's Obligation.....................................................33
         (c)      Frustration of Closing Conditions.......................................34

9.       FURTHER ASSURANCES...............................................................34


10.      INDEMNIFICATION..................................................................34

         (a)      In General..............................................................34
         (b)      No Exhaustion of Remedies; Exclusive Remedy.............................35
         (c)      Indemnification by Buyer................................................35
         (d)      Exclusive Remedy........................................................35
         (e)      Procedures Relating to Indemnification..................................35
         (f)      Other Claims............................................................36
         (g)      Satisfaction of Claims from Escrow Shares...............................37
         (h)      Liability Limitations; Survival of Representations and Warranties.......38
         (i)      Tax Treatment of Indemnification Payments...............................38

11.      TAX MATTERS......................................................................38

         (a)      Taxable Period Ending on or Before Closing Date.........................38

         (b)      Taxable Period Beginning on or Before Closing Date and
                  Ending After Closing Date...............................................39
         (c)      Franchise Tax...........................................................39
         (d)      Other State and Local Taxes.............................................39
         (e)      Consistent Preparation of Tax Returns...................................39
         (f)      Cooperation.............................................................39
         (g)      Certificate of Non-Foreign Status.......................................40
         (h)      Interest................................................................40

12.      ASSIGNMENT.......................................................................40

13.      NO THIRD-PARTY BENEFICIARIES.....................................................40

14.      TERMINATION......................................................................40

15.      EXPENSES.........................................................................41

16.      ATTORNEY FEES....................................................................41

17.      AMENDMENTS.......................................................................41

18.      NOTICES..........................................................................42

19.      INTERPRETATION; EXHIBITS AND SCHEDULES; CERTAIN DEFINITIONS......................42

20.      COUNTERPARTS.....................................................................43

21.      ENTIRE AGREEMENT.................................................................43

22.      FEES.............................................................................43

23.      SEVERABILITY.....................................................................43

24.      GOVERNING LAW....................................................................43

Schedule I    Equipment Debt Payments
Schedule II   Purchase Price Allocation

Exhibit A     Form of Note
Exhibit B     Form of Escrow Agreement
Exhibit C     Form of Certificate of Accredited Investor Status
Exhibit D     Form of Stock Power
Exhibit E     Form of Certificate of Non-Foreign Status
Exhibit F     Form of Lease Agreement
Exhibit G     Matters to be Covered in Opinion of Buyer's Counsel

Company Disclosure Schedule
Buyer Disclosure Schedule

                             INDEX OF DEFINED TERMS

         TERM                                                        SECTION
         ----                                                        -------
Accredited Seller.......................................................3(w)
Affected Persons........................................................4(f)
Affiliate...............................................................4(c)
Agreement...........................................................Preamble
Agri-Empresa........................................................Preamble
Applicable Laws.........................................................3(p)
Average Stock Price........................................................1
Balance Sheet...........................................................3(g)
Benefit Program or Agreement......................................3(n)(i)(B)
Buyer...............................................................Preamble
Buyer Disclosure Schedule...............................................5(b)
Buyer Indemnified Parties..............................................10(a)
Buyer Indemnified Party................................................10(a)
Capital Stock...........................................................3(f)
Cash Consideration.........................................................1
CBI.....................................................................4(n)
Certificates............................................................2(a)
Claim..................................................................10(a)
Closing.................................................................2(a)
Closing Date............................................................2(a)
Code.................................................................3(h)(i)
Company.............................................................Recitals
Company Disclosure Schedule................................................3
Company Properties......................................................3(j)
Company Property........................................................3(j)
Competing Transaction...................................................4(f)
Competitive Activities...............................................4(h)(i)
Confidential Information................................................4(c)
Contracts...............................................................3(l)
Control.................................................................4(c)
Corrective Actions......................................................4(n)
Environmental Laws................................................3(x)(i)(A)
Environmental Reports...............................................3(x)(ii)
Equipment Payments.........................................................1
ERISA.............................................................3(n)(i)(A)
Escrow Agent............................................................2(a)
Escrow Agreement........................................................2(a)
Escrow Shares...........................................................2(a)
Excepted Claims........................................................10(h)
Exchange Act............................................................3(b)
Financial Statements....................................................3(g)
GAAP....................................................................3(g)

         TERM                                                        SECTION
         ----                                                        -------
Governmental Authority...............................................3(h)(i)
Governmental Entity................................................8(a)(iii)
Hazardous Materials...............................................3(x)(i)(B)
Immediate Family........................................................4(c)
including...........................................................19(b)(i)
Indemnified Party......................................................10(e)
Intellectual Property...................................................3(k)
knowledge...........................................................19(b)ii)
Leased Property.........................................................3(j)
Liens...................................................................3(b)
Market Value.......................................................10(g)(ii)
Material Adverse Effect.................................................3(b)
Membership Interests................................................Recitals
Non-Compete Parishes.................................................4(h)(i)
Note.......................................................................1
Notes......................................................................1
Note Consideration.........................................................1
Organizational Documents................................................3(b)
Owned Property..........................................................3(j)
Permits...........................................................3(x)(i)(C)
Permitted Liens.........................................................3(i)
person............................................................19(b)(iii)
Plan..............................................................3(n)(i)(A)
Pre-Closing Tax........................................................11(b)
Proceeding.............................................................11(f)
Purchase Price.............................................................1
Recently Acquired Assets...................................................1
Records.................................................................7(e)
Related Parties......................................................7(b)(i)
Release...........................................................3(x)(i)(D)
SEC.....................................................................5(d)
SEC Documents...........................................................5(d)
Securities Act..........................................................3(v)
Seller..............................................................Preamble
Seller's Representative...............................................18(ii)
Sellers.............................................................Preamble
Shares.....................................................................1
Site...............................................................8(a)(xii)
Stock Consideration........................................................1
Tax..................................................................3(h)(i)
Tax Items...........................................................3(h)(ii)
Tax Return...........................................................3(h)(i)
Taxes...................................................................3(h)
Third Party Claim......................................................10(e)
Transfer................................................................7(h)
Wastewater Discharge Claims.............................................4(h)

         TERM                                                        SECTION
         ----                                                        -------
W-H.................................................................Preamble
W-H Common Stock........................................................5(c)
W-H Holdings........................................................Preamble

                               PURCHASE AGREEMENT

         This Purchase Agreement (this "Agreement") dated as of May 10, 2001, is by and among the Sellers listed on the signature pages hereto (collectively, the "Sellers" and, individually, a "Seller"), Agri-Empresa, Inc., a Texas corporation ("Agri-Empresa"), W-H Energy Holdings, Inc., a Delaware corporation ("W-H Holdings" and Agri-Empresa, collectively the "Buyer") and W-H Energy Services, Inc., a Texas corporation ("W-H").

         WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, 100% of the membership interests (the "Membership Interests") in Coil Tubing Services, L.L.C., a Louisiana limited liability company (the "Company").

         Accordingly, Sellers and Buyer hereby agree as follows:

         1. PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS. On the terms and subject to the conditions of this Agreement, Sellers shall sell, transfer and deliver or cause to be sold, transferred and delivered to Buyer, and Buyer shall purchase from Sellers, the Membership Interests for an aggregate purchase price equal to the sum of (i) $39,500,000 (the "Purchase Price"), $26,250,000 of which shall be payable in cash (the "Cash Consideration"), $4,500,000 of which shall be payable through the issuance to Accredited Sellers (as hereinafter defined) by W-H of its 9% Convertible Subordinated Notes due December 31, 2003 (individually, a "Note" and collectively, the "Notes") in the form attached hereto as Exhibit A (the "Note Consideration") and $8,750,000 of which shall be payable in 372,340 shares of common stock, par value $0.0001 per share (the "Shares"), of W-H (the "Stock Consideration"), (unless the average of the closing price for the W-H Common Stock on The Nasdaq National Market over the 20 trading days immediately preceding the second business day before the Closing Date (as hereinafter defined) (the "Average Stock Price") is less than $23.50 per share, in which case, the number of Shares to be delivered in respect of the Stock Consideration will be the number of shares of W-H Common Stock obtained by dividing (I) the Average Stock Price into (II) the Stock Consideration) and (ii) the payments (the "Equipment Payments") made to purchase the coil tubing equipment and accessory assets and other assets described on Schedule I hereto (the "Recently Acquired Assets") placed in service during 2001, which payments are set forth on Schedule I hereto, payable in cash at Closing in the respective amounts and to the Sellers listed on Schedule I hereto. The "Conversion Rate" to be included in each Note shall be the number obtained by dividing one by the greater of (i) $30.00 or (ii) the closing price for the W-H Common Stock on The Nasdaq National Market on the last trading day immediately preceding the Closing Date.

         2. CLOSING.

                  (a) The closing (the "Closing") of the purchase and sale of the Membership Interests shall be held at the offices of Vinson & Elkins L.L.P., Houston, Texas, at 10:00 a.m. on May 22, 2001, or, if the conditions to the Closing set forth in Section 8 shall not have been satisfied by such date, as soon as practicable after such conditions shall have been satisfied. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." At the Closing, (i) Buyer shall (A) cause to be delivered to each Seller a check in an amount equal to each such Seller's portion of the Cash Consideration as set forth next to each such Seller's name on

Schedule II attached hereto, (B) cause to be delivered to each Accredited Seller a Note in a principal amount equal to each such Accredited Seller's portion of the Note Consideration as set forth next to each such Accredited Seller's name on Schedule II attached hereto, (C) cause to be delivered to, and directly deposited with Wells Fargo Bank Texas, N.A., or another national bank reasonably acceptable to the Accredited Sellers and Buyer (the "Escrow Agent"), in escrow for the account and future potential benefit of the Accredited Sellers, a stock certificate, for 168,085 shares out of the Stock Consideration (unless the Average Stock Price is less than $23.50 per share, in which case the number of shares shall be computed by dividing $3,950,000 by the Average Stock Price) (the "Escrow Shares") which certificate shall be registered in the name of the Sellers' Representative (as hereinafter defined) for the benefit of the Accredited Sellers, (D) cause to be delivered to each Accredited Seller a certificate for the number of shares set forth next to the name of each such Seller on Schedule II (unless the Average Stock Price is less than $23.50 per share, in which case the number of Shares shall be computed by dividing $4,800,000 by the Average Stock Price and multiplying the result by the percentage set forth next to each such Seller's name on Schedule II hereto) and
(E) cause to be delivered to each Seller a check in an amount equal to such Seller's share of the Equipment Payments as set forth next to each such Seller's name on Schedule I hereto (ii) each Seller shall deliver or cause to be delivered to Buyer certificates (the "Certificates") representing, in the aggregate, a total of 100% of the Membership Interests, duly endorsed in blank or accompanied by stock powers in proper form for transfer, with appropriate transfer stamps, if any, affixed. In the event any Certificate shall have been lost, stolen or destroyed, the holder thereof shall deliver to Buyer at the Closing an affidavit of that fact and such indemnity or other security as Buyer may reasonably request against any claim that may be made against Buyer or the Company with respect to the Certificate alleged to have been lost, stolen or destroyed. The term Escrow Shares shall include the Escrow Shares delivered to the Escrow Agent and all subsequent stock dividends or distributions of other shares received in respect of such Escrow Shares while deposited with the Escrow Agent. The Escrow Shares shall be held by the Escrow Agent pursuant to the terms and conditions of an Escrow Agreement substantially in the form attached hereto as Exhibit B (the "Escrow Agreement") between Buyer, Company and the Accredited Sellers.

                  (b) At Closing the Cash Consideration and Stock Consideration shall be adjusted to account for payment of the Stock Consideration only in whole shares of W-H common stock rounded downward and the appropriate upward adjustment of the Cash Consideration to reflect the fractional shares that otherwise would have been payable.

         3. REPRESENTATIONS AND WARRANTIES OF SELLERS. Except as set forth on any of the schedules to this Agreement (the "Company Disclosure Schedule") (the Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosures in any paragraph of the Company Disclosure Schedule shall qualify only (i) the corresponding paragraph of this Section 3 and (ii) other paragraphs of this Section 3 to the extent it is clear from a specific cross reference that such disclosure is applicable to such other paragraph), the Company and Sellers hereby jointly and severally represent and warrant to Buyer as follows:

                  (a) AUTHORITY. Sellers have all requisite capacity and authority to enter into this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by Sellers to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Sellers and constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms.

                  (b) NO CONFLICTS; CONSENTS. The execution and delivery of this Agreement by Sellers do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind ("Liens") upon, any of the properties or assets of the Company under, any provision of (i) the Organizational Documents (as hereinafter defined) of the Company, (ii) except as set forth in Schedule 3(b), any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which any Seller or the Company is a party or by which any of their respective properties or assets are bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to any Seller or the Company or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the business, condition (financial or otherwise), prospects or results of operations of the Company or on the ability of any Seller to consummate the transactions contemplated hereby (a "Material Adverse Effect"). No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other person is required to be obtained or made by or with respect to any Seller or the Company or their respective Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The term "Organizational Documents" means (i) with respect to a corporation, the Articles of Incorporation and Bylaws of the corporation, or any comparable governing instruments, together with any other governing instruments of such corporation, each as amended, and
(ii) with respect to a limited liability company, the Articles of Organization and the operating agreement of the limited liability company, or any comparable governing instruments, each as amended.

                  (c) THE MEMBERSHIP INTERESTS. Sellers have good and valid title to the Membership Interests, free and clear of any Liens. Upon delivery to Buyer at the Closing of the Certificates, duly endorsed by Sellers for transfer to Buyer, and upon Sellers' receipt of the Purchase Price, good and valid title to the Membership Interests will pass to Buyer, free and clear of any Liens, other than those arising from acts of Buyer or its Affiliates. The Membership Interests are not subject to any voting trust agreement or other agreement, arrangement or understanding, including any such agreement, arrangement or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Membership Interests.

                  (d) ORGANIZATION AND STANDING; BOOKS AND RECORDS. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana. The Company has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. The Company is duly qualified and in good standing to do business in Louisiana and in each other jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

         Sellers have prior to the execution of this Agreement made available to Buyer true and complete copies of the Organizational Documents, each as amended to date, of the Company. All corporate records of the Company (which have been made available for inspection by Buyer prior to the date hereof) are true and complete.

                  (e) CAPITALIZATION OF THE COMPANY. The authorized Capital Stock (as hereinafter defined) of the Company immediately prior to the Closing, after giving effect to the transactions contemplated hereby, will consist of the Certificates representing the Membership Interests. The Membership Interests have the rights, privileges and preferences stated in the Organizational Documents. Sellers are the record and beneficial owners of the Membership Interests represented by the Certificates. Except for the Membership Interests, there is no other Capital Stock of the Company authorized or outstanding. The Membership Interests have not been issued in violation of, and none of the Membership Interests are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of (i) applicable law, (ii) the Organizational Documents, or (iii) any contract, agreement or instrument to which the Company is subject, bound or a party or otherwise. There are no outstanding warrants, options, rights, "phantom" rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Sellers or the Company is or may become obligated to issue or cause the Company to issue, sell, purchase, return or redeem or cause the Company to redeem any of the Membership Interests, Certificates or any other Capital Stock of the Company. Except as set forth in
Schedule 3(e), there are no Membership Interests, Certificates or other Capital Stock of the Company reserved for issuance for any purpose. Except as set forth in Schedule 3(e), there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which members of the Company may vote.

                  (f) EQUITY INTERESTS. The Company does not directly or indirectly own any Capital Stock of any corporation, partnership or other person and the Company is not a member of or participant in any partnership, joint venture or similar person. The term "Capital Stock" means (i) with respect to any entity that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of equity or ownership interests in such corporation (ii) with respect to any other entity, any and all partnership, limited partnership, limited liability company or other equity or ownership interests of such entity however denominated and (iii) any right or security convertible into or exercisable or exchangeable for any of the foregoing.

                  (g) FINANCIAL STATEMENTS; EQUIPMENT PAYMENTS. (i) Schedule 3(g) contains (A) the unaudited balance sheet of the Company as of March 31, 2001 (the "Balance Sheet") and the unaudited statement of income of the Company for the three-month period ended March 31, 2001, and (B) the unaudited balance sheet of the Company as of December 31, 2000, and the unaudited statement of income of the Company for the fiscal year ended December 31, 2000

(collectively, the "Financial Statements"). The Financial Statements have been prepared using accounting principles consistently applied (except as set forth in Schedule 3(g)) and on a basis that fairly presents (subject to normal, recurring year-end audit adjustments) the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated. There are no liabilities not disclosed in the Financial Statements that are required to be disclosed under generally accepted accounting principles ("GAAP").

         (ii) The amounts set forth in the column entitled "Total Cost" on
Schedule I hereto represent the total cost of acquiring the Recently Acquired Assets. The Company has made or caused to be made to the persons entitled thereto in respect of the purchase of the Recently Acquired Assets the payments in the column entitled "Amount Paid" on Schedule I hereto. Upon making the payments in the column entitled "Amount Due" on Schedule I hereto, the Company will own, free and clear of all Liens, the Recently Acquired Assets.

                  (h) TAXES

                           (i) For purposes of this Agreement, (A) "Tax" or
                  "Taxes" shall mean all taxes, charges, fees, levies or other assessments, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes include, without limitation, all income or profits taxes (including federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, PBGC premiums and other Governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Company is required to pay, withhold or collect; (B) "Tax Return" shall mean all reports, information statements and returns required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to any Person; (C) "Governmental Authority" means any governmental or quasi-governmental body of the United States or any other country, including any state, province, county, city or other political subdivision thereof, or any agency, court, instrumentality or statutory or regulatory body of any of the foregoing; and (D) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                           (ii) Except as set forth in Schedule 3(h), (A) all
                  Tax Returns which were required to be filed by or with respect to the Company have been duly and timely filed with the appropriate Governmental authority, (B) all items of income, gain, loss, deduction and credit or other items ("Tax Items") required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete, (C) all Taxes owed by the Company which are or have become due have been timely paid in full, (D) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (E) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all respects, and (F) there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (iii) There is no claim against the Company for any
                  Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened with respect to any Tax Return of or with respect to the Company, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 3(h).

                           (iv) No claim has ever been made by an authority in a
                  jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

                           (v) Except as set forth in Schedule 3(h), there is
                  not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.

                           (vi) The total amounts set up as liabilities for
                  Taxes in the Balance Sheet are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company up to and through the periods ending on the dates thereof.

                           (vii) There are no Tax allocation, Tax sharing or Tax
                  indemnification agreements affecting the Company.

                           (viii) The Company currently qualifies, and has
                  qualified since the date of its formation, to be treated as a partnership for federal income tax purposes and neither the Company nor any of the Sellers has taken a position inconsistent with such treatment.

                           (ix) All amounts required to be withheld and paid to
                  any Governmental Authority for income, social security, unemployment insurance, sales, exercise, use and other Taxes have been collected or withheld and accrued or paid to the proper Governmental Authority. The Company has made all deposits required by law to be made with respect to employees' withholding and other employment Taxes.

                  (i) ASSETS OTHER THAN REAL PROPERTY INTERESTS. The Company has good and valid title to all material assets reflected on the Balance Sheet or thereafter acquired, including the assets set forth on Schedule I hereto, except those sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens except (i) such as are set forth in Schedule 3(i), (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, and Liens for Taxes which are not due and payable or which may thereafter be paid without penalty and (iii) imperfections of title which, individually or in the aggregate, would not have a Material Adverse Effect (the Liens described in clauses (ii) and (iii) above are hereinafter referred to collectively as "Permitted Liens").

         All the material tangible personal property of the Company has been maintained in accordance with the past practice of the Company and generally accepted industry practice and is in good operating condition and repair, ordinary wear and tear excepted, in each case except such as would not have a Material Adverse Effect.

         This Section 3(i) does not relate to real property or interests in real property, such items being the subject of Section 3(j).

                  (j) TITLE TO REAL PROPERTY. The Company owns no real property.
Schedule 3(j) sets forth a complete list of all real property and interests in real property leased by the Company (individually, a "Leased Property"). The Company has good and valid title to the leasehold estates in all Leased Property (a Leased Property being sometimes referred to herein, individually, as a "Company Property" and, collectively, as "Company Properties"), in each case free and clear of all Liens, except (A) such as are set forth in Schedule 3(j),
(B) leases, subleases and similar agreements set forth in Schedule 3(l), (C) Permitted Liens, (D) easements, covenants, rights-of-way and other similar restrictions of record and (E) (I) zoning, building and other similar restrictions, (II) mortgages, liens, security interests, encumbrances, easements, covenants, rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company has easement rights or on any Leased Property and subordination or similar agreements relating thereto, and (III) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in clauses (I), (II) and (III), individually or in the aggregate, would have a Material Adverse Effect.

                  (k) INTELLECTUAL PROPERTY

                           (i) Schedule 3(k) sets forth a true and complete list
                  of all (both foreign and domestic) patents, trademarks (registered or unregistered), service marks (registered or unregistered), trade names, and copyrights, and all applications and registrations therefor, as well as any trade secrets or confidential or proprietary information, inventions (whether patentable or not), and any other intellectual property, (all of the foregoing referred to hereinafter collectively as "Intellectual Property"), owned, used, filed by or licensed to the Company. Schedule 3(k) sets forth a list of all jurisdictions in which any of such Intellectual Property is the subject of a patent, registration, certificate, or other such governmental acknowledgment or grant or application therefor, together with all identifying numbers or other designations related to such patents, registrations, certificates or applications.

                           (ii) Unless (and only to the extent) expressly stated
                  otherwise in Schedule 3(k),

                                    (A) the Company owns (free and clear of any
                           Liens, joint interests or licenses) the Intellectual Property;

                                    (B) the Company has the right to make, have
                           made, use, sell, offer for sale, execute, reproduce, display, perform, modify, enhance, enforce, transfer, distribute, prepare derivative works of, and sublicense, without payment or provision of consideration in any form to any other person, all Intellectual Property listed in Schedule 3(k);

                                    (C) the consummation of the transactions
                           contemplated hereby will not conflict with, alter, forfeit, terminate or impair any such rights; and

                                    (D) the Company has not previously granted
                           to third parties any rights of any kind relating to the Intellectual Property listed in Schedule 3(k).

                           (iii) The Company and Sellers have taken all
                  necessary and appropriate steps to:

                                    (A) insure that all requirements and all
                           fees, annuities, or other payments which are due as of the consummation of this transaction for any patent, registration, certificate, or other such governmental acknowledgment or grant or application therefor have been met or paid;

                                    (B) safeguard and maintain the secrecy of
                           confidential and proprietary information of the Company; and

                                    (C) insure that the Company has acquired
                           ownership of all inventions, patents, copyrights, and other Intellectual Property developed for Company by its employees and contractors.

                           (iv) With respect to the Intellectual Property,

                                    (A) no claims are pending or threatened as
                           of the date of this Agreement against Sellers or Company by any person with respect to the ownership, validity, enforceability, infringement, effectiveness or use of any Intellectual Property;

                                    (B) the Company and Sellers have not
                           received any communications alleging that the Company has violated any rights relating to Intellectual Property or the rights of any person;

                                    (C) the Intellectual Property, and any use
                           thereof, does not infringe or otherwise violate, and has not infringed or otherwise violated, the rights of any other person (including but not limited to Seller), and the Company and Sellers have no reason to believe that the Intellectual Property infringes the rights of other persons or involves the misappropriation or improper use of the information of other persons; and

                                    (D) the Intellectual Property of Company and
                           its Subsidiaries includes, but is not hereby limited to, all rights necessary for conducting the business of Company.

                  (l) CONTRACTS. Except as set forth in Schedule 3(1), the Company is not a party to or bound by any:

                           (i) employment agreement or employment contract that
                  has an aggregate future liability in excess of $50,000 and is not terminable by the Company by notice of not more than 60 days for a cost of less than $50,000;

                           (ii) employee collective bargaining agreement or
                  other contract with any labor union;

                           (iii) covenant of the Company not to compete or other
                  covenant of the Company restricting the development, manufacture, marketing or distribution of the products and services of the Company that materially impairs the operation of the business of the Company as presently conducted;

                           (iv) agreement, contract or other arrangement with
                  (A) any Seller or any Affiliate of a Seller or (B) any current or former officer, director or employee of the Company, a Seller or any Affiliate of a Seller (other than employment agreements covered by clause (i) above);

                           (v) lease, sublease or similar agreement with any
                  person under which the Company is a lessor or sublessor of, or makes available for use to any person, (A) any Company Property or (B) any portion of any premises otherwise occupied by the Company;

                           (vi) lease or similar agreement with any person under
                  which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $50,000 and is not terminable by the Company by notice of not more than 60 days for a cost of less than $50,000;

                           (vii) (A) continuing contract for the future purchase
                  of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), (B) management, service, consulting or other similar type of contract or (C) advertising agreement or arrangement, in any such case which has an aggregate future liability to any person in excess of $50,000 and is not terminable by the Company by notice of not more than 60 days for a cost of less than $50,000;

                           (viii) material license, option or other agreement
                  relating in whole or in part to the Intellectual Property set forth in Schedule 3(k) (including any license or other agreement under which the Company is licensee or licensor of any such Intellectual Property);

                           (ix) agreement, contract or other instrument under
                  which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or any other note, bond, debenture or other evidence of indebtedness issued to any person (other than the Company) in any such case which, individually, is in excess of $50,000;

                           (x) agreement, contract or other instrument
                  (including so-called take-or-pay or keepwell agreements) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $50,000;

                           (xi) agreement, contract or other instrument under
                  which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person, in any such case which, individually, is in excess of $50,000;

                           (xii) mortgage, pledge, security agreement, deed of
                  trust or other instrument granting a Lien upon any Company Property;

                           (xiii) agreement or instrument providing for
                  indemnification of any person with respect to liabilities relating to any current or former business of the Company or any predecessor person; or

                           (xiv) other agreement, contract, lease, license,
                  commitment or instrument to which the Company is a party or by or to which it or any of its assets or business is bound or subject which has an aggregate future liability to any person (other than the Company) in excess of $50,000 and is not terminable by the Company by notice of not more than 60 days for a cost of less than $50,000.

         Except as set forth in Schedule 3(1), (I) all agreements, contracts, leases, licenses, commitments or instruments of the Company listed in the Schedules hereto (collectively, the "Contracts") are valid, binding and in full force and effect and are enforceable by the Company in accordance with its terms, (II) Sellers and the Company have performed all obligations required to be performed by them to date under the Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, (III) to the knowledge of Sellers, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and
(IV) true and correct copies of all the Contracts have been delivered to Buyer. The Sellers acknowledge and agree that the obligations of the Sellers hereunder to the Buyer and

W-H are not affected by the Mutual Release Agreement made and entered into on May 7, 2001 by and between each of the Sellers and the Sellers' spouses.

                  (m) LITIGATION. Schedule 3(m) describes all pending lawsuits or claims, with respect to which Sellers or the Company has been contacted in writing by counsel for the plaintiff or claimant, against the Company or any of its respective properties, assets, operations or businesses and, to the knowledge of Sellers, no such lawsuits or claims are threatened. Except as set forth in Schedule 3(m), the Company is not a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business. Except as set forth in Schedule 3(m), there is no lawsuit or claim by the Company pending against any other person. Except as set forth in Schedule 3(m), there is no pending or, to the knowledge of Sellers, threatened investigation of or affecting the Company by any Governmental Entity.

                  (n) BENEFIT PLANS.

                           (i) Schedule 3(n) provides a description of each of
                  the following which is sponsored, maintained or contributed to (or has been so sponsored, maintained, or contributed to within six years prior to the Closing Date) by Sellers or the Company for the benefit of or pursuant to which the Company could have liability with respect to any of the present or former directors, officers, employees, agents, consultants or similar representatives of the Company:

                                    (A) each "employee benefit plan," as such
                           term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), ("Plan");

                                    (B) each personnel policy, stock option
                           plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice, or understanding which is not described in Section 3(n)(i)(A) ("Benefit Program or Agreement").

                           (ii) True, correct, and complete copies of each of
                  the Plans, and related trusts, if applicable, including all amendments thereto, have been furnished to Buyer. There has also been furnished to Buyer, with respect to each Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description, and with respect to each Plan intended to be qualified under Section 401 of the Code, the most recent determination letter. True, correct, and complete copies or descriptions of all Benefit Programs and Agreements have also been furnished to Buyer.

                           (iii) Neither the Company, nor any corporation,
                  trade, business, or entity under common control with the Company, within the meaning of Sections 414(b), 414(c) or 414(m) of the Code or Section 4001 of ERISA sponsors maintains, contributes to, or has an obligation to contribute to or has sponsored, maintained, contributed to or has had an obligation to contribute to, at any time within six years prior to the Closing Date (A) any employee benefit plan within the meaning of Section 3(3) of ERISA that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code or (B) any multiemployer plan within the meaning of
                  Section 3(37) of ERISA;

                           (iv) Except as otherwise set forth on Schedule
                  3(n)(iv):

                                    (A) Sellers and the Company have
                           substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by them in connection with the Plans and the Benefit Programs and Agreements, and to the knowledge of the Company and Sellers there have been no defaults or violations by any other party to the Plans or Benefit Programs and Agreements;

                                    (B) All reports and disclosures relating to
                           the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement is in substantial compliance with, and at all times within the six year period prior to the Closing Date has been maintained in substantial compliance with, its governing documents and the applicable provisions of ERISA and the Code;

                                    (C) Each of the Plans intended to be
                           qualified under Section 401 of the Code, (1) satisfies in form the requirements of such Section except to the extent amendments are not required by law to be made until a date after the Closing Date,
                           (2) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, (3) has not, since receipt of the most recent favorable determination letter, been amended, and (4) has not been operated in a way that would adversely affect its qualified status;

                                    (D) There are no actions, suits, or claims
                           pending (other than routine claims for benefits) or, to the knowledge of Seller or the Company threatened against, or with respect to, any of the Plans or Benefit Programs and Agreements or their assets;

                                    (E) All contributions required to be made to
                           the Plans pursuant to their terms and the provisions of ERISA, the Code, or any other applicable Law have been timely made;

                                    (F) As to any Plan intended to be qualified
                           under Section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code;

                                    (G) No act, omission or transaction has
                           occurred which would result in imposition on the Company of (1) breach of fiduciary duty liability damages under Section 409 of ERISA, (2) a civil penalty assessed pursuant to subsections (c), (i) or
                           (l) of Section 502 of ERISA, or (3) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                                    (H) To the knowledge of Sellers and the
                           Company, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before the Internal Revenue Service, the Department of Labor, the PBGC, or other Governmental Authority;

                                    (I) Each trust funding a Plan, which trust
                           is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status;

                                    (J) The execution and delivery of this
                           Agreement and the consummation of the transactions contemplated hereby will not (1) require Sellers or the Company to make a larger contribution to, or pay greater benefits or provide other rights under, any Plan or Benefit Program or Agreement than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (2) create or give rise to any additional vested rights or service credits under any Plan or any Benefit Program or Agreement.

                           (v) Except as otherwise set forth in Schedule
                  3(n)(v), none of Sellers or the Company is a party to any agreement, nor has any of the foregoing parties established any policy or practice, requiring any payment or any other form of compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

                           (vi) In connection with the consummation of the
                  transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, or under the Plans and the Benefit Programs and Agreements that would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

                           (vii) Each Plan may be unilaterally amended or
                  terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination. No Plan or Benefit Program or Agreement provides retiree medical or retiree life insurance benefits to any individual and the Company is not contractually or otherwise obligated (whether or not in writing) to provide any individual with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 609 of ERISA and Section 4980B of the Code. Each Plan that is a "group health plan" has been operated in all material respects in compliance with the provisions of Part 6 of Title 1, Subtitle B of ERISA.

                           (viii) Schedule 3(n)(viii) sets forth by number and
                  employment classification the approximate numbers of employees employed by the Company as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with the Company. No collective bargaining agreement is being negotiated by the Company.

                           (ix) Except as set forth in Schedule 3(n)(ix), the
                  Company is not a party to nor is it bound by any severance agreement, program, or policy. True and correct copies of all employment agreements with officers of the Company, and all vacation, overtime, and other compensation policies of the Company relating to its employees have been made available to Buyer.

                           (x) Neither Sellers nor the Company has announced,
                  proposed, or agreed to any changes to any Plan or any Benefit Program or Agreement that would cause an increase in benefits (or the creation of new benefits) under any such Plan or any such Benefit Program or Agreement or that would cause a material increase in the cost of maintaining such Plan or such Benefit Program or Agreement.

                  (o) ABSENCE OF CHANGES OR EVENTS. Except as set forth in
Schedule 3(o), since the date of the Balance Sheet:

                           (i) there has not been any material adverse change in
                  the business, condition (financial or otherwise), prospects or results of operations of the Company;

                           (ii) Sellers have caused the business of the Company
                  to be conducted in the ordinary course and in substantially the same manner as previously conducted and have made all reasonable efforts consistent with past practices to preserve the Company's relationships with customers, suppliers and others with whom the Company deals;

                           (iii) there has not been any declaration, setting
                  aside or payment of any distribution or dividend with respect to any of the Membership Interests or other Capital Stock of the Company, or any repurchase, redemption or other acquisition by the Company of any of the Membership Interests or other Capital Stock of the Company;

                           (iv) there has not been any amendment to the
                  Organizational Documents of the Company;

                           (v) there has not been any incurrence, assumption or
                  guarantee by the Company of any indebtedness for borrowed money;

                           (vi) there has not been any creation or other
                  incurrence by the Company of any Lien on any asset;

                           (vii) there has not been any loan, advance or capital
                  contributions to or investment in any person made by the Company;

                           (viii) there has not been any transaction or
                  commitment made, or any contract or agreement entered into, by the Company relating to their respective assets or business (including the acquisition or disposition of any assets) other than in the ordinary course of business, or any relinquishment by the Company of any contract or other right material to the Company;

                           (ix) there has not been any change in any method of
                  accounting or accounting practice by the Company;

                           (x) there has not been any (A) employment, deferred
                  compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer or employee of the Company, or (C) change in compensation or other benefits payable to any director, officer or employee of the Company pursuant to any severance or retirement plans or policies thereof;

                           (xi) there has not been any labor dispute, other than
                  routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company; or

                           (xii) there has not been any modification or
                  amendment to any agreement to which the Company is a party other than in the ordinary course of business.

                  (p) COMPLIANCE WITH APPLICABLE LAWS. To the knowledge of Sellers, and except as set forth on Schedule 3(p), the Company is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity ("Applicable Laws"), including those relating to occupational health and safety. Except as set forth in Schedule 3(p), none of Sellers or the Company has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Subsidiary is not in compliance in any material respect with any Applicable Laws. This
Section 3(p) does not relate to matters with respect to Taxes, which are the subject of Section 3(h), or to environmental matters, which are the subject of
Section 3(x).

                  (q) EMPLOYEE AND LABOR MATTERS. Except as set forth in
Schedule 3(q), (i) there is no, and during the past two years there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Sellers, threatened, against the Company; (ii) to the knowledge of Sellers, no union organizational campaign is in progress with respect to the employees of the Company and no question concerning representation exists respecting such employees; (iii) the Company is not engaged in any unfair labor practice; (iv) there is no unfair labor practice charge or complaint against the Company pending, or, to the knowledge of Sellers, threatened, before the National Labor Relations Board; (v) there are no pending, or, to the knowledge of Sellers, threatened, union grievances against the Company as to which there is a reasonable possibility of adverse determination and that, if so determined, individually or in the aggregate, would have a Material Adverse Effect; (vi) there are no pending, or, to the knowledge of Sellers, threatened, charges against the Company or any current or former employee of the Company before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (vii) none of Sellers or the Company has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company and, to the knowledge of Sellers, no such investigation is in progress.

                  (r) CUSTOMER ACCOUNTS RECEIVABLE. Except as set forth in
Schedule 3(r), all customer accounts receivable of the Company, whether reflected on the Balance Sheet or subsequently created, have arisen from bona fide transactions in the ordinary course of business and are collectible in the normal course of the Company's business, subject to reserves recorded on the Balance Sheet. The Company has good and marketable title to its accounts receivable, free and clear of all Liens, except as set forth in Schedule 3(r).

                  (s) LICENSES; PERMITS. Schedule 3(s) sets forth a true and complete list, as of the date of this Agreement, of all material licenses, permits and authorizations issued or granted to the Company by Governmental Entities which are necessary or desirable for the conduct of the business of the Company. Except as set forth in Schedule 3(s), all such licenses, permits and authorizations are validly held by the Company, the Company has complied with all terms and conditions thereof and the same will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except such as, individually or in the aggregate, would not have a Material Adverse Effect. All such licenses, permits and authorizations which are held in the name of any member, employee, officer, director, stockholder, agent or otherwise on behalf of the Company shall be deemed included under this warranty.

                  (t) TRANSACTIONS WITH AFFILIATES. Except as set forth in
Schedule 3(t), none of the agreements, contracts or other arrangements set forth in Schedule 3(l) between the Company, on the one hand, and a Seller or any of their Affiliates, on the other hand, will continue in effect subsequent to the Closing.

                  (u) EFFECT OF TRANSACTION. No Seller has any knowledge of facts that lead it to reasonably believe that the Company's relationship with its creditors, employees, clients, customers or other persons having a material business relationship with the Company would change because of the purchase and sale of the Membership Interests or the consummation of any other transaction contemplated hereby.

                  (v) PRIVATE OFFERING OF MEMBERSHIP INTERESTS. Neither Sellers, any of their Affiliates nor anyone acting on their behalf has issued, sold or offered any security of the Company to any person under circumstances that would cause the sale of the Membership Interests, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

                  (w) PRIVATE OFFERING OF SHARES. With respect to any Seller who, pursuant to Section 2, will receive Stock Consideration and Note Consideration (an "Accredited Seller"):

                           (i) Each such Seller understands that the offering
                  and sale of the Shares and the Notes have not been registered by W-H and are intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D thereunder.

                           (ii) Each such Seller is an "accredited investor" (as
                  defined in Regulation D under the Securities Act) and has truthfully and accurately completed the Certificate attached hereto as Exhibit C indicating the basis on which he is representing his status as an "accredited investor".

                           (iii) Each such Seller (either alone or together with
                  its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and the Notes and is capable of bearing the economic risks of such investment.

                           (iv) Except as otherwise set forth herein, each such
                  Seller is acquiring the Shares and the Notes to be acquired hereunder for his own account (or for accounts over which he exercises investment authority), for investment and not with a view to the public resale or distribution thereof in violation of any securities law.

                           (v) Each such Seller understands that the Shares and
                  the Notes will be issued in a transaction exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws, and that the Shares and the Notes must be held indefinitely unless a subsequent disposition thereof (A) is registered or qualified under the Securities Act and such state securities laws as are applicable or (B) is exempt from such registration or qualification.

                           (vi) Each such Seller (A) has been furnished with or
                  has had full access to all of the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares and the Notes and that it has requested from Buyer or W-H, as the case may be, (B) has had an opportunity to discuss with management of W-H the intended business and financial affairs of

                  W-H and to obtain information (to the extent W-H possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access, (C) can bear the economic risk of (I) an investment in the Shares and the Notes indefinitely and (II) a total loss in respect of such investment, and (D) has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Shares and the Notes and to protect its own interest in connection with such investment.

                  (x) ENVIRONMENTAL MATTERS.

                           (i) As used in this Agreement:

                                    (A) "Environmental Laws" means any and all
                           applicable treaties, laws, regulations, enforceable requirements, binding determinations, orders, ordinances, decrees, judgments, injunctions, Permits, notices or binding agreements issued, promulgated or entered into by any Governmental Entity, relating to health, safety or the environment, preservation or reclamation of natural resources, or to the management, Release (as hereinafter defined) or threatened Release of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sections 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C.
                           Section 1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.

                                    (B) "Hazardous Materials" means: (1) any
                           chemical, material, waste, or substance at any time defined or regulated by, or form the basis of, liability under any Environmental Law including, without limitation, any "hazardous waste," "solid waste," "extremely hazardous waste," "hazardous material," "hazardous substance," "toxic substance," "hazardous material," "contaminant," "pollutant" or any other comparable term or expression intended to define or classify substances by reason of properties harmful to health, safety, or the indoor or outdoor environment; (2) any oil or petroleum substance (including, without limitation, crude oil, any petroleum fraction or any petroleum derivative substance); (3) any drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (4) any flammable substances or explosives; (5) any radioactive materials, polychlorinated biphenyls, asbestos-containing materials, radon, or urea formaldehyde foam insulation; (6) pesticides; and (7) any other chemical, material, substance, or noxious odor, exposure to which is prohibited or regulated under Environmental Laws.

                                    (C) "Permits" means any permit, license,
                           variance, certificate, reportings, permission, exemption, approval, or authorization required under Environmental Laws.

                                    (D) "Release" means any spill, emission,
                           leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration of any Hazardous Materials in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata, building, workplace, or structure).

                           (ii) Except as set forth in Schedule 3(x): (A) The
                  Company and its properties and operations are and, to Seller's knowledge, have been in compliance with all applicable Environmental Laws, and there are no Releases, threatened Releases, conditions or events existing on any properties owned, operated, or otherwise used by the Company or at any offsite location that may have been impacted by present or past operations of the Company; (B) the Company and its properties and operations are not subject to any existing, pending or, to Seller's knowledge, threatened claim, action, suit, investigation, inquiry or proceeding under any Environmental Law; (C) all Permits required to be obtained or filed by or complied with by the Company under any Environmental Law in connection with their respective operations and properties, including without limitation those relating to Hazardous Materials, have been duly obtained or filed and are in full force and effect, and the Company is in compliance with the terms and conditions of all such Permits in all material respects; (D) there has been no exposure of any person or property to any potentially harmful quantities of Hazardous Materials in connection with the properties, operations, or activities of the Company; and (E) Sellers and the Company have truthfully and fully provided to Buyer all reports relating to the environmental condition of the properties and operations of the Company (which such reports are collectively referred to as "Environmental Reports" and are listed in Schedule 3(x)(E)) and any and all information in their possession, including such information as is contained in the files and records of the Company, relating to (i) any alleged non-compliance with Environmental Laws or Permits,
                  (ii) the presence of any underground storage tanks on any property owned, occupied, or operated by the Company, (iii) any proposed change in Environmental Laws or Permits that could have a Material Adverse Effect or (iv) any alleged Release or threatened Release relating to the Company or its properties and operations.

                  (y) TRANSACTION INFORMATION. None of the documents or information, taken as a whole, delivered to Buyer in connection with the transactions contemplated by this

Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. There is no fact or circumstance known to Seller or the Company that has not been disclosed to Buyer which, individually or in the aggregate, would reasonably be expected to be material to Buyer's decision respecting the acquisition of the Company.

         4. COVENANTS OF SELLERS. Sellers jointly and severally covenant and agree as follows (except with respect to Sections 4(c) and 4(h) as to which Sellers covenant and agree severally but not jointly):

                  (a) ACCESS. Prior to the Closing, Sellers shall, and shall cause the Company to, give Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company; provided, however, that such access does not unreasonably disrupt the normal operations of Sellers or the Company.

                  (b) ORDINARY CONDUCT. Except as set forth in Schedule 4(b) or otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, Sellers shall cause the business of the Company to be conducted in the ordinary course in substantially the same manner as presently conducted and shall make all reasonable efforts consistent with past practices to preserve their relationships with customers, suppliers and others with whom the Company deals; provided that, except as set forth in clause (xiv) of this Section, Sellers shall not be obligated to, directly or indirectly, provide any funds to the Company. Sellers shall not, and shall not permit the Company to, take any action that would, or that reasonably could be expected to, (i) result in any of the conditions to the purchase and sale of the Membership Interests set forth in Section 8(a) not being satisfied or (ii) result in any of the representations or warranties of Sellers and the Company becoming untrue. In addition, except as set forth in Schedule 4(b) or otherwise expressly permitted by the terms of this Agreement, Sellers shall not permit the Company to do any of the following without the prior written consent of Buyer:

                           (i) amend its Organizational Documents;

                           (ii) declare or pay any dividend or make any other
                  distribution to Sellers whether or not upon or in respect of Membership Interests, other than distributions which do not cause the Company to be in violation of clause (xiv) below;

                           (iii) redeem or otherwise acquire any Membership
                  Interest or Capital Stock or issue same or any option, warrant or right relating thereto or any securities convertible into or exchangeable therefor;

                           (iv) adopt or amend any collective bargaining
                  agreement, except as required by law;

                           (v) establish, adopt, or enter into any Plan or any
                  Benefit Program or Agreement or, except as required by applicable law, amend or take any other actions, including but not limited to, acceleration of vesting and waiver of performance criteria, with respect to any Plan or any Benefit Program or Agreement;

                           (vi) increase the compensation payable or to become
                  payable to any director, officer, or employee of the Company, except for increases in salary or wages payable or to become payable upon promotion to an office having greater operational responsibilities or otherwise in the ordinary course of business and consistent with past practice or as may be required under existing agreements;

                           (vii) grant any severance or termination pay (other
                  than pursuant to the severance policies of the Company as in effect on the date of this Agreement) to, or enter into any employment or severance agreement with, any director, officer, or employee of the Company, either individually or as part of a class of similarly situated persons;

                           (viii) incur or assume any liabilities, obligations
                  or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice; provided that in no event shall the Company incur, assume or guarantee any long-term indebtedness for borrowed money;

                           (ix) permit, allow or suffer any of its assets to
                  become subjected to any Lien;

                           (x) cancel any indebtedness (individually or in the
                  aggregate) or waive any claims or rights of substantial value;

                           (xi) except for dividends and distributions permitted
                  under clause (ii) above pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Sellers or any of their Affiliates;

                           (xii) make any change in any method of accounting or
                  accounting practice or policy other than those required by GAAP;

                           (xiii) acquire by merging or consolidating with, or
                  by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) which are material, individually or in the aggregate, to the Company;

                           (xiv) maintain the Company's working capital (current
                  assets less current liabilities, as determined in accordance with GAAP) at a level not less than $750,000;

                           (xv) sell, lease or otherwise dispose of any assets
                  of the Company, except in the ordinary course of business consistent with past practice;

                           (xvi) enter into any lease of real property, except
                  any renewals of existing leases in the ordinary course of business; or

                           (xvii) agree, whether in writing or otherwise, to do
                  any of the foregoing.

                  (c) CONFIDENTIALITY. Sellers shall keep confidential, and cause their Affiliates to keep confidential, all information relating to the Company and its business ("Confidential Information") and will at the Closing deliver to Buyer all tangible embodiments (and all copies) of such information which are in a Seller's possession. In the event that any Seller is requested or required to disclose any such Confidential Information, such Seller shall immediately notify Buyer so that Buyer may seek a protective order or take other steps to prevent the disclosure of such information, and such Seller will not disclose such information. The foregoing provisions do not apply to information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 4(c). For purposes of this Agreement, "Affiliate" shall mean a person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with the person specified. In addition, in the case of a person who is a natural person, the term Affiliate shall also include such person's Immediate Family members and any relative or spouse who has the same home as the person specified. "Immediate Family" means a person's spouse, parents, siblings, children, mothers and fathers-in-law, sons and daughters-in-law and brothers and sisters-in-law. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

                  (d) ASSIGNMENT OF CONFIDENTIALITY AGREEMENTS. On the Closing Date, Sellers shall assign to Buyer their rights under all confidentiality agreements entered into by Sellers with any person in connection with the proposed sale of the Company to the extent such rights relate to the Company. Copies of such confidentiality agreements shall be provided to Buyer promptly following the Closing Date.

                  (e) RESIGNATIONS. On the Closing Date, Sellers shall cause to be delivered to Buyer duly signed resignations (from each of the members of management of the Company), effective immediately after the Closing, of all members of management of the Company and shall take such other action as is necessary to accomplish the foregoing.

                  (f) EXCLUSIVE DEALING. From the date hereof to the Closing, Sellers shall, and shall cause each of their Affiliates, the Company, its Affiliates and all of the members, directors, officers, employees, representatives and agents of Company and each of their respective Affiliates (collectively, "Affected Persons") to, immediately cease any action that may be ongoing with respect to a Competing Transaction (as defined below). Sellers shall not, and shall cause the Affected Persons not to, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Competing Transaction, or enter into discussions or furnish any information or negotiate with any person or otherwise cooperate in any way in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of the Affected Persons to take any such action. Sellers agree to immediately (i) notify Buyer in writing of any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Competing Transaction and (ii) provide Buyer with copies of any written correspondence or a detailed description of any unwritten inquiries relating to same. "Competing Transaction" means any of the following involving the Company or its Affiliates (other than the transactions contemplated hereby): (A) any merger, consolidation, Capital Stock exchange, Capital Stock sale, business combination, or other similar transaction; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the Company or its Affiliates or issuance of membership interests or Capital Stock of the Company or any Affiliate; (C) any tender offer or exchange offer for outstanding membership interests or Capital Stock of the Company or any Affiliate; or (D) any agreement or public announcement of a proposal, plan or intention to do any of the foregoing.

                  (g) NOTICE. Each Seller shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, the occurrence to such Seller's knowledge of any event or condition or the existence to such Seller's knowledge of any fact that would cause any of the conditions to Buyer's obligation to consummate the purchase and sale of the Membership Interests not to be fulfilled.

                  (h) NON-COMPETITION. For a period of two years from the Closing, Sellers shall not directly or indirectly, whether individually or together:

                           (i) engage, within any of the Non-Compete Parishes
                  (as hereinafter defined) and, in addition, any of the other geographical areas of the country in which the Company or W-H (including any subsidiaries of W-H) is doing business as of the Closing Date, in activities or businesses which are substantially in competition with the coil tubing business of the Company as it is currently conducted or as it is proposed to be conducted ("Competitive Activities"), including, (A) selling goods or services of the type sold by the Company or proposed to be sold by the Company, (B) soliciting any customer or prospective customer of the Company to purchase any goods or services sold by the Company, from anyone other than the Company; or (C) assisting any person in any way to do, or attempt to do, anything prohibited by (A) or (B) above; and

                           (ii) perform any action, activity or course of
                  conduct consisting of the following: (A) soliciting, recruiting or hiring any employees of the Company or persons who have worked for the Company; (B) soliciting or encouraging any employee of the Company to leave the employment of the Company and (C) disclosing or furnishing to anyone any confidential information relating to the Company or otherwise using such confidential information for his own benefit or the benefit of any other person (other than Buyer).

         Notwithstanding anything to the contrary contained in this Section 4(h), Buyer hereby agrees that Seller may hold up to an aggregate of 5% of any Capital Stock of a person registered pursuant to Section 13 or Section 15 of the Exchange Act engaged, directly or indirectly, in Competitive Activities. The term "Non-Compete Parishes" means the following Parishes in the State of
Louisiana: Cameron, Calcasieu, Lafayette, Jeff Davis, Vermilion, Iberia, St. Mary, Terrebone, Jefferson, Plaquemines, St. Bernard, LaFourche, St. Landry and St. Martin. Each

Seller acknowledges and agrees that the Non-Compete Parishes are the only places in which the Company conducts its business and that the Company is or will be, upon completion of this transaction, conducting business in these parishes.

         Each Seller agrees that it would not be possible to measure in monetary terms the damages which Buyer and W-H would incur if Seller breaches his obligations under this Section. Therefore, if Buyer and W-H institutes any action or proceedings to enforce its rights hereunder, each Seller agrees that he will not assert, and he hereby does waive forever the claim or defense that Buyer and W-H has an adequate remedy at law. Each Seller further agrees that Buyer and W-H may seek injunctive relief or any other remedy available to Buyer and W-H to enforce its rights under this Section. In the event of a Seller's breach of this Section, such Seller further agrees to pay Buyer and W-H all costs and expenses, including reasonable attorneys' fees, incurred by Buyer and W-H in enforcing its rights hereunder.

                  (i) CERTAIN LICENSES AND PERMITS. Sellers covenant that all licenses, permits and authorizations which are held in the name of any employee, officer, director, member, agent or otherwise on behalf of the Company shall be duly and validly transferred to the Company without consideration prior to the Closing and that the warranties, representations, covenants and conditions contained in this Agreement shall apply to the same as if held by the Company as of the date hereof.

                  (j) ELECTION UNDER SECTION 754. Sellers covenant to cause the Company to place in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended, (and any similar state election) to adjust the basis of the Company's property for the last Company return required to be filed by the Company through the date of Closing.

                  (k) DISCLOSURE SCHEDULES, UPDATED DISCLOSURES; BREACHES. Prior to the execution and delivery hereof, Sellers shall deliver to Buyer the Company Disclosure Schedule; provided, however, that Buyer's rights set forth in Section 8(a)(x) hereof shall continue until the Closing Date with respect to matters disclosed pursuant to such Company Disclosure Schedule. The Company Disclosure Schedule shall constitute an integral part of this Agreement and shall modify or otherwise affect the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Company Disclosure Schedule. Any and all statements, representations, warranties or disclosures set forth in the Company Disclosure Schedule shall be deemed to have been made on and as of the date of this Agreement.

         From and after the date of this Agreement until the Closing Date, Sellers shall promptly notify Buyer by written update to the Company Disclosure Schedule of (A) any representation or warranty made by it in connection with this Agreement becoming untrue or inaccurate in any material respect, (B) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any condition to the obligations of any party and the other transactions contemplated by this Agreement not to be satisfied, or (C) the failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party not to be satisfied; provided, however, that the delivery of any notice pursuant to this section shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the rights and remedies available hereunder to the party receiving such notice, except with respect to any breach which Buyer shall have waived in writing on or prior to the Closing Date.

                  (l) MAXIMUM DEBT; WORKING CAPITAL. On the Closing Date, Sellers shall cause (i) the debt (as determined in accordance with GAAP) (other than debt incurred in 2001 to purchase coil tubing equipment and accessory assets (collectively, "Equipment Debt") of the Company) to not exceed $4,500,000 and (ii) Equipment Debt of the Company to not exceed $3,000,000. Sellers shall cause the working capital (current assets less current liabilities, as determined in accordance with GAAP) of the Company on the Closing Date to not be less than $750,000.

                  (m) TERMINATION OF SERVICE AGREEMENTS. Each Seller shall, immediately prior to the Closing, terminate his respective Services Agreement with the Company.

                  (n) CORRECTIVE ACTIONS. Sellers shall take or have taken on their behalf and complete or cause to be completed the Corrective Actions (as hereinafter defined) on, under or about the Site no later than 60 days after the Closing Date. "Corrective Actions" means: (i) those activities relating to environmental cleanup or protection and compliance with Environmental Laws that are recommended by Carter & Burgess, Inc. ("CBI") in its Phase I and Phase II Environmental Site Assessment dated May 4, 2001 or in any supplemental report thereto, such activities to include, but not be limited to: (A) plugging and abandonment of all groundwater monitoring wells located on the Site; and (B) excavation of surficial and subsurface soils on the Site identified by CBI as containing concentrations of arsenic in excess of background levels, replacement of these excavated soils with clean fill soils comparable in nature and compaction to the insitu soils, and disposal of these excavated soils offsite the Site; and (ii) either (A) installing and commencing the operation of a zero discharge, closed loop wastewater recycling system on the Site with respect to all wastewater generated on the Site or (B) obtaining a Louisiana Water Discharge Permit and/or other required permits required for the lawful discharge of Wastewater from the Site. Sellers agree that all Corrective Actions shall be commenced promptly after the date hereof and performed to the reasonable satisfaction of CBI, Buyer, and W-H and in compliance with all applicable Environmental Laws, as well as in a manner that does not unreasonably interfere with the Buyer's operations on the Site. Buyer will pay up to $50,000 in reasonably incurred costs and expenses incurred in implementing the Corrective Actions, and Sellers shall pay any amount in excess thereof.

         5. REPRESENTATIONS AND WARRANTIES OF BUYER AND W-H. Agri-Empresa, W-H Holdings and W-H hereby jointly and severally represent and warrant to Sellers as follows:

                  (a) AUTHORITY. Agri-Empresa is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. W-H Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. W-H is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Agri-Empresa, W-H Holdings and W-H has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. W-H has all requisite corporate power and authority to issue the Notes and to perform its obligations thereunder. All corporate acts and other proceedings required to be taken by each of Agri-Empresa, W-H Holdings and W-H to authorize the execution, delivery and performance of this Agreement, and, in the case of W-H, the Notes, and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by each of Agri-Empresa, W-H Holdings and W-H and constitutes a legal, valid and binding obligation of each of Agri-Empresa, W-H Holdings and W-H enforceable against each of Agri-Empresa, W-H Holdings and W-H in accordance with its terms. The Notes, when executed and delivered by W-H in accordance herewith, will constitute the legal, valid and binding obligations of W-H enforceable against W-H in accordance with their respective terms.

                  (b) NO CONFLICTS; CONSENTS. Except as set forth in Schedule 5(b) (the schedules hereto in which Buyer sets forth exceptions to its covenants and representations and warranties being herein referred to as the "Buyer Disclosure Schedule"), (i) the execution and delivery of this Agreement by W-H, Agri-Empresa and W-H Holdings do not, and the execution and delivery of the Notes by W-H in accordance herewith will not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of W-H, Agri-Empresa or W-H Holdings, as applicable, under, any provision of (A) the Organizational Documents of W-H, Agri-Empresa or W-H Holdings, as applicable, (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which W-H, Agri-Empresa or W-H Holdings, as applicable, is a party or by which any of their respective properties or assets are bound or (C) any judgment, order, or decree, or statute, law, ordinance, rule or regulation applicable to W-H, Agri-Empresa or W-H Holdings or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of W-H, Agri-Empresa or W-H Holdings, as applicable, to consummate the transactions contemplated hereby; and
(ii) no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to W-H, Agri-Empresa or W-H Holdings, as applicable, in connection with the execution, delivery and performance of this Agreement by W-H, Agri-Empresa and W-H Holdings or the Notes by W-H or the consummation of the transactions contemplated hereby, other than (A) filings as required by the Securities Act or (B) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act.

                  (c) CAPITAL STOCK OF THE W-H. The authorized capital of W-H as of the day prior hereto, is (i) 100,000,000 shares of Common Stock ("W-H Common Stock") of which 22,548,196 shares are issued and outstanding, (ii) options to purchase 2,424,368 shares of W-H Common Stock, which options are issued and outstanding, and (iii) warrants to purchase 2,795,694 shares of W-H Common Stock, which warrants are issued and outstanding. All the outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares have been issued in violation of, and none of the shares are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable law, the Organizational Documents or any material contract, agreement or instrument to which W-H is subject, bound or a party. The Shares, when issued and delivered to the Accredited Sellers pursuant hereto, will be duly authorized, validly issued, fully paid and non-assessable.

                  (d) SEC DOCUMENTS. W-H has filed all required quarterly and annual reports with the United States Securities and Exchange Commission (the "SEC") since October 16, 2000 (the "SEC Documents"). As of their respective dates, the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. The financial statements of W-H included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of W-H and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                  (e) SECURITIES ACT. The Membership Interests purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Membership Interests so acquired by it in violation of any of the registration requirements of the Securities Act.

                  (f) ACTIONS AND PROCEEDINGS, ETC. There are no (i) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against W-H or Buyer, (ii) lawsuits, actions or proceedings pending or, to the knowledge of W-H or Buyer, threatened against W-H or Buyer, or (iii) investigations by any Governmental Entity which are, to the knowledge of W-H or Buyer, pending or threatened against W-H or Buyer, and which, in the case of each of clauses (i), (ii) and (iii), have or could have a material adverse effect on the ability of W-H or Buyer to consummate the transactions contemplated hereby.

         6. COVENANTS OF BUYER AND W-H. Buyer and W-H, jointly and severally, covenant and agree as follows:

                  (a) CONFIDENTIALITY. Subject to Section 7(d), until the Closing Date, Buyer shall keep confidential, and cause its Affiliates to keep confidential, all Confidential Information known to Buyer. In the event this Agreement is terminated pursuant to Section 14 hereof, Buyer will deliver to Seller or destroy all tangible embodiments (and all copies) of such Confidential Information which are in a Buyer's possession and shall keep confidential, and cause its Affiliates to keep confidential, all Confidential Information known to Buyer. Subject to Section 7(d), in the event Buyer is requested or required to disclose any Confidential Information, Buyer shall immediately notify Sellers so that Sellers may seek a protective order or take other steps to prevent the disclosure of information which is required to be kept confidential under the above terms, and Buyer will not disclose such information.

         The foregoing provisions do not apply to information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 6(a). The covenant set forth in this Section 6(a) shall terminate upon the earlier to occur of (i) closing of the transactions contemplated in this Agreement or (ii) three years after the Closing Date.

                  (b) NOTICE. Buyer shall promptly notify Sellers of, and furnish Sellers any information they may reasonably request with respect to, the occurrence to Buyer's knowledge of any event or condition or the existence to Buyer's knowledge of any fact that would cause any of the conditions to Sellers' obligation to consummate the purchase and sale of the Membership Interests not to be fulfilled.

                  (c) PREPAYMENT OF DEBT. Within 10 days of the Closing Date, Buyer shall prepay the debt of the Company listed on Schedule 6(c) as to which any Seller has delivered a payment guaranty and shall use its reasonable efforts to cause any such guaranty (which are listed on Schedule 6(c)) to be released and terminated. Sellers shall cooperate with Buyer in obtaining the prepayment of such debt and in obtaining the release of such guaranties.

                  (d) DISCLOSURE SCHEDULES, UPDATED DISCLOSURES; BREACHES. Prior to the execution and delivery hereof, Buyer shall deliver to Seller the Buyer Disclosure Schedule. The Buyer Disclosure Schedule shall constitute an integral part of this Agreement and shall modify or otherwise affect the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Buyer Disclosure Schedule. Any and all statements, representations, warranties or disclosures set forth in the Buyer Disclosure Schedule shall be deemed to have been made on and as of the date of this Agreement.

         From and after the date of this Agreement until the Closing Date, Buyer shall promptly notify Sellers' Representative by written update to the Buyer Disclosure Schedule of (A) any representation or warranty made by it in connection with this Agreement becoming untrue or inaccurate in any material respect, (B) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any condition to the obligations of any party and the other transactions contemplated by this Agreement not to be satisfied, or (C) the failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party not to be satisfied; provided, however, that the delivery of any notice pursuant to this section shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the rights and remedies available hereunder to the party receiving such notice, except with respect to any breach which Sellers shall have waived in writing on or prior to the Closing Date.

         7. MUTUAL COVENANTS. Each of Sellers, W-H and Buyer covenants and agrees as follows:

                  (a) COOPERATION. Buyer, W-H and Sellers shall cooperate with each other, and shall cause their Affiliates, officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Company from Sellers to Buyer and to minimize any disruption to the respective businesses of Sellers, Buyer, W-H or the Company. After the Closing, upon reasonable written notice, Buyer and Sellers shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, such information and assistance relating to the Company as is reasonably necessary for financial reporting and accounting matters (including the preparation of audited financial statements for the Company for fiscal years 1999 and 2000 which will be conducted by W-H's independent public accountants), the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment. Neither party shall be required by this Section 7(a) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the business or operations of the Company).

                  (b) CONFIDENTIALITY OF THE EXISTENCE OF THE AGREEMENT. The existence of this Agreement and its contents and the transactions contemplated hereby are intended to be confidential and shall not be disclosed by any Seller or, subject to Section 7(c) hereof, Buyer or W-H without the prior written consent of the other parties hereto, except as follows:

                           (i) a party may disclose the existence of this
                  Agreement and its contents to its agents, consultants, representatives or advisers (collectively, "Related Parties") if such disclosure is necessary in furtherance of the transactions contemplated by this Agreement; provided that any such Related Party to which such information is disclosed shall agree to treat such information confidentially; and

                           (ii) a party may disclose this Agreement and its
                  contents if, but only to the extent, it is legally required to be disclosed or is otherwise subject to legal, judicial, regulatory or self-regulatory requests for information or documents.

         If a party makes a disclosure pursuant to paragraph (ii) it shall give the other parties written notice as soon as practicable (which shall be prior notice where possible) of any such disclosure, and the party making the disclosure shall use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded the disclosed information.

                  (c) PUBLICITY. Sellers agree that, from the date hereof through the Closing Date, no Seller will make a public release or announcement concerning the transactions contemplated hereby without the prior consent of Buyer. Sellers acknowledge and agree that W-H is a publicly owned Company and may, if required by law or by the rules or regulations of any United States or foreign securities exchange or otherwise make such public release or announcement concerning the transactions contemplated hereby as may be, in W-H's sole discretion, necessary or desirable. W-H will use commercially reasonable efforts to provide to Sellers' Representative a reasonable time prior to the release thereof copies of any such public release or announcements that are written.

                  (d) COMMERCIAL EFFORTS. Subject to the terms and conditions of this Agreement, each party shall use all commercially reasonable efforts to cause the Closing to occur as promptly as practical following the date hereof.

                  (e) RECORDS. On the Closing Date, Sellers shall deliver or cause to be delivered to Buyer all Contracts, material agreements, documents, books, records and files

(collectively, "Records"), if any, in the possession of Sellers relating to the business and operations of the Company to the extent not then in the possession of the Company, subject to the following exceptions:

                           (i) Sellers may retain copies of Records prepared in
                  connection with the sale of the Membership Interests; and

                           (ii) Sellers may retain any Tax Returns, and Buyer
                  shall be provided with copies of such Tax Returns only to the extent that they relate to the Company's separate Tax Returns or separate Tax liability.

                  (f) PURCHASE PRICE. The value of the Stock Consideration for determining the Purchase Price paid by the Buyer and received by the Seller for Tax Purposes will be discounted by 10%. Neither Buyer nor Sellers (nor any of their respective Affiliates) shall take any position on any Tax (as hereinafter defined) return or with any Taxing authority that is inconsistent with the allocation of the Purchase Price set forth herein.

                  (g) LEGEND. Each certificate representing the Shares and each Note shall bear a legend substantially in the following form:

                  [THE SHARE[S] REPRESENTED BY THIS CERTIFICATE HAVE] [THIS NOTE HAS] BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND [HAVE] [HAS] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. [SUCH SHARES] [SUCH NOTE] MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OR PLEDGED, UNTIL (I) A REGISTRATION STATEMENT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT AND SUCH APPLICABLE STATE SECURITIES LAWS OR (II) THE COMPANY RECEIVES AN OPINION OF COUNSEL THAT SUCH SECURITIES MAY BE TRANSFERRED WITHOUT REGISTRATION.

                  W-H shall cause the foregoing legend to be removed from the certificates representing any restricted securities (as defined under Rule 144 under the Securities Act), at the request of the holder thereof, at such time as they cease to be restricted securities.

                  (h) TRANSFER RESTRICTIONS. Sellers may not during the one year period following the Closing, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the Shares; (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, whether any such swap or transaction is to be settled by delivery of the Shares or other securities, in cash or otherwise; or (iii) publicly disclose the intention to make any such offer, pledge, sale, contract, grant, or other disposal or transfer as described in clauses (i) and (ii) above, except for (A) a transfer of the Shares by will, intestate succession or bona fide gift to a member of a Seller's family or a trust the beneficiaries of which are exclusively a Seller's and/or members of a Seller's family or (B) the conversion or exchange of the Shares as part of a transaction in which all or substantially all of the holders of equity securities of the Company of the same class as the Shares convert or exchange, or have the right or option to convert or exchange, such equity securities for shares of stock, other securities, property and/or cash; provided, however, that the restrictions on transfer contained in this Section 7(h) shall continue after such conversion or exchange as provided herein unless the Sellers shall have received in exchange for or upon conversion of the Shares, securities of another person (collectively, a "Transfer"). During the period beginning with the one year anniversary of the Closing and ending with the two year anniversary of the Closing, each Seller may, subject to applicable securities laws, Transfer up to but not more than 50% of the Shares held by such Seller (the Escrow Shares will be restricted and may not be sold until after the two year anniversary of the Closing, even though released from the Escrow Agreement). After the two year anniversary of the Closing, each Seller may, subject to applicable securities laws, Transfer all of the Shares held by such Seller.

         8. CONDITIONS TO CLOSING

                  (a) BUYER'S AND W-H'S OBLIGATION. The obligation of Buyer and W-H to purchase and pay for the Membership Interests is subject to the satisfaction (or waiver by Buyer and W-H) as of the Closing of the following conditions:

                           (i) The representations and warranties of Sellers
                  made in this Agreement shall be true and correct in each case as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case then as of such earlier date. Sellers shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Sellers by the time of the Closing. Sellers shall have delivered to Buyer a certificate dated the Closing Date and signed by each Seller confirming the foregoing.

                           (ii) Buyer shall have received an opinion dated the
                  Closing Date of Perret Doise, counsel to Sellers, in form and substance reasonably acceptable to Buyer.

                           (iii) No statute, rule, regulation, executive order,
                  decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), or other legal restraint or prohibition preventing the purchase and sale of the Membership Interests shall be in effect.

                           (iv) There shall not be pending by any Governmental
                  Entity any suit, action or proceeding (A) challenging or seeking to restrain or prohibit the purchase and sale of the Membership Interests or any of the other transactions contemplated by this Agreement or seeking to obtain from Buyer or any of its

                  Affiliates in connection with the purchase and sale of the Membership Interests any damages that are material in relation to Buyer, the Company and their respective Affiliates taken as a whole, (B) seeking to prohibit or limit the ownership or operation by Buyer, the Company or any of their respective Affiliates of any material portion of the business or assets of Buyer, the Company or any of their respective Affiliates, or to compel Buyer, the Company or any of their respective Affiliates to dispose of or hold separate any material portion of the business or assets of Buyer, the Company or any of their respective Affiliates, in each case as a result of the purchase and sale of the Membership Interests or any of the other transactions contemplated by this Agreement, or (C) seeking to impose limitations on the ability of Buyer to acquire or hold, or exercise full rights of ownership of, the Membership Interests, including the right to vote the Membership Interests on all matters properly presented to the members of the Company.

                           (v) All consents, waivers, approvals and
                  authorizations required to be obtained, including, without limitation the amendment, in form and substance satisfactory to W-H, of W-H's Credit Agreement dated as of October 16, 2000, and all filings or notices required to be made, prior to consummation of the transactions contemplated hereby shall have been obtained from and made with all required persons.

                           (vi) Each of the Sellers designated by Buyer shall
                  have entered into either an employment agreement or consulting agreement (as specified by Buyer) with Buyer, the Company or W-H in form and substance reasonably satisfactory to W-H, not to exceed three years in duration.

                           (vii) Each Seller shall have agreed to the
                  termination of his respective Services Agreement with the Company.

                           (viii) Each Seller shall have delivered to Buyer a
                  certificate of accredited investor status in the form of Exhibit C.

                           (ix) Sellers shall have delivered all of the unit
                  certificates representing 100% of the issued and outstanding Membership Interests, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form along with completed letters of transmittal in the form of Exhibit D. (x) Buyer's investigation of the books, records, properties and other assets of the Company and its Subsidiaries shall (A) have been concluded to the satisfaction of Buyer and (B) shall not have established, in the judgment of Buyer, that any representation, warranty, covenant or condition of the Company has been, or reasonably can be foreseen to have been, breached.

                           (xi) Each Seller shall have delivered to Buyer a
                  certificate of non-foreign status of Seller which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2) in the form of Exhibit E.

                           (xii) Liberia Properties, L.L.C. shall have entered
                  into a lease agreement in the form of Exhibit F with respect to the Company's principal facility which is described therein (the "Site").

                           (xiii) Since December 31, 2000, there shall not have
                  occurred any event that has had or will have a Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is likely to result in any Material Adverse Effect).

                           (xiv) The Sellers and the Escrow Agent shall have
                  executed and delivered the Escrow Agreement, and the Sellers and Sellers' Representative shall have complied with their obligations thereunder.

                           (xv) Sellers shall have delivered to Buyer at the
                  Closing such other executed documents, agreements or instruments as shall be reasonably necessary to convey to Buyer full right, title and interest in and to the Membership Interests or as shall be reasonably necessary to effectuate the transactions contemplated by this Agreement.

                  (b) SELLER'S OBLIGATION. The obligation of Sellers to sell and deliver the Membership Interests to Buyer is subject to the satisfaction (or waiver by Sellers) as of the Closing of the following conditions:

                           (i) The representations and warranties of Buyer and
                  W-H made in this Agreement shall be true and correct, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case then as of such earlier date. Buyer and W-H shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing. Each of Agri-Empresa, W-H Holdings and W-H shall have delivered to Sellers a certificate dated the Closing Date and signed by an authorized officer of Agri-Empresa, W-H Holdings and W-H, as applicable, confirming the foregoing.

                           (ii) No statute, rule, regulation, executive order,
                  decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Membership Interests shall be in effect.

                           (iii) There shall not be pending by any Governmental
                  Entity any suit, action or proceeding challenging or seeking to restrain or prohibit the purchase and sale of the Membership Interests or any of the other transactions contemplated by this Agreement or seeking to obtain from Sellers in connection with the purchase and sale of the Membership Interests any damages that are material to Sellers.

                           (iv) Since December 31, 2000 and except as disclosed
                  in any documents filed with the U.S. Securities and Exchange Commission filed prior to the date hereof, there shall not have occurred any events that individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of W-H and its subsidiaries taken as a whole.

                           (v) Sellers shall have received the Cash
                  Consideration, and Accredited Sellers shall have received the Notes and certificates representing the Stock Consideration simultaneously with or prior to the Closing.

                           (vi) Sellers shall have received an opinion dated the
                  Closing Date of Vinson & Elkins L.L.P., counsel for W-H and the Buyer as to the matters set forth on Exhibit G hereto, which opinion may be subject to customary qualifications and exceptions.

                           (vii) Buyer shall have delivered to Sellers at the
                  Closing such other executed documents, agreements and instruments as shall be reasonably necessary to effectuate the transactions contemplated by this Agreement.

                  (c) FRUSTRATION OF CLOSING CONDITIONS. Neither Buyer nor Sellers may rely on the failure of any condition set forth in Section 8(a) or 8(b), respectively, to be satisfied if such failure was caused by such party's failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 7(e).

         9. FURTHER ASSURANCES. From time to time, as and when requested by any party hereto, the parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

         10. INDEMNIFICATION.

                  (a) IN GENERAL Subject to the terms and conditions of this
Section 10, Sellers agree, jointly and severally, to indemnify, defend and hold harmless Buyer, W-H, their respective Affiliates (including the Company) and each of their directors, officers, employees, consultants, agents, affiliates and controlling persons (collectively, the "Buyer Indemnified Parties" or a "Buyer Indemnified Party"), from and against all Claims asserted against, resulting from, imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of, arising out of, or resulting from (i) the inaccuracy or breach of any representation or warranty of the Company or any of the Sellers contained in or made pursuant to this Agreement, (ii) the breach of any covenant or agreement of the Company or any of the Sellers contained in or made pursuant to this Agreement or (iii) Wastewater Discharge Claims (as hereinafter defined). As used in this Section 10, the term "Claim" shall include
(i) all debts, liabilities and obligations, (ii) all losses, damages, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses), and (iii) all demands, claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid.

                  (b) NO EXHAUSTION OF REMEDIES; EXCLUSIVE REMEDY. Sellers acknowledge that their obligation under Section 10(a) of this Agreement is independent of the obligations of the Company pursuant to this Agreement, and that Sellers waive any right to require Buyer Indemnified Parties to (i) proceed against the Company or (ii) pursue any other remedy whatsoever in the power of Buyer Indemnified Parties.

                  (c) INDEMNIFICATION BY BUYER. Subject to the terms and conditions of this Section 10, Buyer and W-H, jointly and severally, agree to indemnify, defend and hold harmless Sellers from and against all Claims asserted against, resulting from, imposed upon or incurred by Sellers, directly or indirectly, by reason of, arising out of, or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer or W-H contained in or made pursuant to this Agreement or (b) the breach of any covenant or agreement of Buyer or W-H contained in or made pursuant to this Agreement. W-H acknowledges that its obligations under Section 10(c) of this Agreement are independent of the obligations of Buyer pursuant to this Agreement and that W-H waives any right to require Sellers to (i) proceed against Buyer or (ii) pursue any other remedy whatsoever in the power of Sellers.

                  (d) EXCLUSIVE REMEDY. Should the Closing occur, the sole and exclusive remedy of Buyer Indemnified Parties and Sellers with respect to any and all Claims (other than Excepted Claims (as hereinafter defined)) shall be pursuant to the indemnification provisions set forth in this Section 10.

                  (e) PROCEDURES RELATING TO INDEMNIFICATION. In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Claim made by any person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 30 business days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party demonstrates that it has been actually materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying party, within ten business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

         If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the Indemnified Party. If the indemnifying party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel at its own expense, separate from the counsel employed by the indemnifying party. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has failed to assume the defense thereof.

         If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall reasonably cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim, which does not result in a finding or admission of fault or culpability of the Indemnified Party and which would not otherwise adversely affect the Indemnified Party.

         Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages. The indemnification required by this Section shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, Claim, damage or expense is incurred. All Claims under this Section 10 other than Third Party Claims shall be governed by Section 10(f).

                  (f) OTHER CLAIMS. In the event any Indemnified Party should have a Claim against any indemnifying party under this Section 10 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such Claim with reasonable promptness to the indemnifying party. The failure by any Indemnified Party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such Indemnified Party under this Section 10, except to the extent that the indemnifying party demonstrates that it has been actually materially prejudiced by such failure. If the indemnifying party does not notify the Indemnified Party within ten calendar days following its receipt of such notice that the indemnifying party disputes its liability to the Indemnified Party under this Section 10, such Claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the indemnifying party under this Section 10 and the indemnifying party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such Claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such Claim, as provided above, the indemnifying party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

                  (g) SATISFACTION OF CLAIMS FROM ESCROW SHARES.

                           (i) Except for any Excepted Claim, the
                  indemnification obligations of Sellers under this Section 10 (including with respect to any Third Party Claims) shall be satisfied solely from payments of the Escrow Shares by delivery to Buyer Indemnified Party entitled to indemnification hereunder.

                           (ii) Pursuant to the provisions of the Escrow
                  Agreement, if Sellers are determined to owe a Claim amount pursuant to the procedures set forth in Section 10(e) or
                  Section 10(f), then the amount due the Buyer Indemnified Party hereunder shall be satisfied by the delivery to the Buyer Indemnified Party pursuant to the Escrow Agreement of Escrow Shares equal in value to the amount of the Claim to be satisfied, and the Claim shall be deemed paid and satisfied upon receipt by the Buyer Indemnified Party of certificates representing such number of Escrow Shares duly endorsed for transfer to the Buyer Indemnified Party. The per share value of the Escrow Shares for purposes of this Section 10 and the Escrow Agreement shall be the Market Value of the Escrow Shares as of the date such Claim becomes payable pursuant hereto. The "Market Value" of an Escrow Share as of any such date shall be determined as follows: (i) in the event that the W-H Common Stock is listed on a securities exchange or quoted on the NASDAQ National Market System, the "Market Value" of an Escrow Share shall be equal to the average of the closing prices for the W-H Common Stock as quoted by such stock exchange or as reported by the NASDAQ National Market System for the ten trading days immediately preceding such date, (ii) in the event that the W-H Common Stock is traded in the over-the-counter markets, the "Market Value" of an Escrow Share shall be equal to the average of the closing bid and asked prices for a share of W-H Common Stock as reported in such market for the ten trading days immediately preceding such date, and (iii) if the W-H Common Stock is not traded on any such exchange or markets as of such date, then the "Market Value" of an Escrow Share shall be equal to the fair market value of a share of W-H Common Stock as determined in good faith by the Board of Directors of Buyer using a customary valuation method; provided, however, if Sellers disagree with such determination of value, then the "Market Value" of an Escrow Share shall be as determined by an independent third-party appraiser reasonably acceptable to Buyer and Sellers and paid for equally by Buyer and all Sellers. The Market Value of the Additional Corpus (as such term is defined in the Escrow Agreement) shall be determined by mutual agreement of Seller and Buyer.

                           (iii) Sellers' Representative shall have the power
                  and authority to make all decisions with regard to the settlement of Claims brought pursuant to this Section 10 from the Escrow Shares. If Sellers' Representative is unable to carry out his duties as Sellers' Representative, then the Seller who held the next largest Membership Interest immediately prior to the Closing Date, automatically shall be designated and appointed as Sellers' Representative, and shall assume all of the powers and duties of Sellers' Representative under this Agreement and the Escrow Agreement. If any successor Sellers' Representative becomes unable to carry out his duties as Sellers' Representative, his replacement shall be the Seller who held the next largest Membership Interest immediately prior to the Closing Date.

                  (h) LIABILITY LIMITATIONS; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements in this Agreement or made pursuant hereto shall survive the Closing, and any investigation thereof, until the end of the eighteenth month following the Closing Date and neither Sellers nor Buyer shall have any liability under this
Section 10 unless notice of a Claim or alleged or potential Claim is provided within such period, except that (i) the representations and warranties contained in Sections 3(a) - 3(e) and the representations and warranties of W-H in Section 5(a) - 5(c) hereof shall survive indefinitely and (ii) Wastewater Discharge Claims shall survive until the fifth annual anniversary of the Closing Date. Except for Claims arising from (i) fraud, willful breach of any covenant or breaches of the representations and warranties contained in Sections 3(a) - 3(e) hereof or (ii) the Company not having a valid and effective Louisiana Water Discharge Permit or other required permit for the lawful discharge of wastewater from the Site ("Wastewater Discharge Claims") (collectively, "Excepted Claims"), the Buyer Indemnified Parties shall not be entitled to indemnification for Claims from the Escrow Shares except to the extent the aggregate amount for all claims exceeds $100,000. Once such threshold is satisfied, Sellers, subject to the other limitations in this Section 10, shall be liable for all Claims of the Buyer Indemnified Parties in excess thereof. All Claims by the Buyer Indemnified Parties pursuant to this Agreement, other than Excepted Claims, shall be limited to the Escrow Shares. Sellers shall not be entitled to indemnification for Claims against Buyer except to the extent the aggregate amount for all claims exceeds $100,000. Once such threshold is satisfied, Buyer, subject to the other limitations in this Section 10, shall be liable for all claims of Sellers in excess thereof.

                  (i) TAX TREATMENT OF INDEMNIFICATION PAYMENTS. To the extent permitted by applicable law, the parties agree that any indemnification payments (and/or payments or adjustments) made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the purchase price.

         11. TAX MATTERS.

                  (a) TAXABLE PERIOD ENDING ON OR BEFORE CLOSING DATE. With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to the Company, Sellers: (i) shall cause such Tax Return to be prepared; (ii) shall cause to be included in such Tax Return all Tax Items required to be included therein; (iii) shall be responsible for the timely payment of all Taxes due with respect to the periods covered by such Tax Returns; and (iv) shall be responsible for the payment of all costs and expenses incurred in the preparation and filing of such Tax Returns. Not later than 10 business days prior to the due date of each such Tax Return, Sellers shall deliver a copy of such Tax Return to Buyer. Sellers shall permit Buyer to review and comment on each such Tax

Return prior to filing and shall make such revisions to such Tax Return as are reasonably requested by Buyer. Not later than five days prior to the due date of such Tax Return, Sellers shall deliver such Tax Return to Buyer together with a payment for the amount of Taxes shown due on such Tax Return. Upon receipt thereof Buyer shall cause the Company to file the Tax Return and timely pay the Taxes shown due on such Tax Return.

                  (b) TAXABLE PERIOD BEGINNING ON OR BEFORE CLOSING DATE AND ENDING AFTER CLOSING DATE. With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Company, Buyer shall cause such Tax Return to be prepared, and shall cause to be included in such Tax Return all Tax Items required to be included therein. Buyer shall determine (by an interim closing of the books as of the Closing Date except for ad valorem Taxes which shall be prorated on a daily basis) the Tax which would have been due with respect to the period covered by such Tax Return if such taxable period ended on and included the Closing Date (the "Pre-Closing Tax"). Not later than 30 days prior to the due date of each such Tax Return, Buyer shall deliver to Sellers a statement (including supporting documentation) of the excess, if any, of the Pre-Closing Tax over the amount set up as a liability for such Tax in the Balance Sheet. Not later than five days prior to the due date of such Tax Return, Sellers shall pay to Buyer the amount of such excess. Upon receipt thereof Buyer shall cause the Company to file the Tax Return and timely pay the Taxes shown due on such Tax Return.

                  (c) FRANCHISE TAX. Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to the Company shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

                  (d) OTHER STATE AND LOCAL TAXES. Sellers shall be responsible for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement.

                  (e) CONSISTENT PREPARATION OF TAX RETURNS. Any Tax Return to be prepared pursuant to the provisions of this Section 11 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except as otherwise required by law or fact.

                  (f) COOPERATION. Buyer and Sellers shall cooperate fully, and shall cause their Affiliates, including the Company, to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding (each a "Proceeding") with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers will deliver to Buyer all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date. Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer or the Company. Buyer and Sellers further agree, upon request, to provide the other party with all information regarding the Company that either party may be required to report to any taxing authority.

                  (g) CERTIFICATE OF NON-FOREIGN STATUS Buyer shall withhold from the Cash Consideration an amount equal to ten percent (10%) of the Purchase Price to be paid to each Seller unless such Seller provides to Buyer on or before the Closing Date a certificate of non-foreign status of such Seller which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2) (a form of such certificate is attached hereto as Exhibit E). However, notwithstanding the previous sentence, Buyer will withhold from the Cash Consideration an amount equal to ten percent (10%) of the Purchase Price to be paid to such a Seller if Buyer has actual notice that the certification relied on to avoid such withholding is false, or if Buyer receives notice that such certification is false pursuant to Treasury Regulation Section 1.1445-4.

                  (h) INTEREST. Any payment required under this Section 11 and not made when due shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) or 6621(c) as applicable of the Code for each day until paid.

         12. ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer or Sellers (including by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer or Sellers) without the prior written consent of the other party hereto; provided, however, that Buyer may assign its right to purchase the Shares hereunder to an Affiliate of Buyer without the prior written consent of Sellers; provided further, however, that no assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this
Section 12 shall be void.

         13. NO THIRD-PARTY BENEFICIARIES. Except as provided in Section 10, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         14. TERMINATION.

         (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                           (i) by mutual written consent of Sellers and Buyer;

                           (ii) by Sellers if any of the conditions set forth in
                  Section 8(b) shall have become incapable of fulfillment, and shall not have been waived by Sellers;

                           (iii) by Buyer if any of the conditions set forth in
                  Section 8(a) shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

                           (iv) by either party hereto, if the Closing does not
                  occur on or prior to the date that is 60 days from the date hereof;

provided, however, that the party seeking termination pursuant to clause (ii),
(iii) or (iv) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

         (b) In the event of termination by Sellers or Buyer pursuant to this
Section 14, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

                           (i) Buyer shall return all documents and other
                  material received from Parent, Sellers, the Company or any Subsidiary relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Sellers; and

                           (ii) all confidential information received by Buyer
                  with respect to the business of the Company and the Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

         (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 14, this Agreement shall become void and of no further force or effect, except for the provisions of (i)
Section 6(a) relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (ii) Section 15 relating to certain expenses, (iii) Section 16 relating to attorney fees and expenses, (iv) Section 7(c) relating to publicity, (v) Section 22 relating to finder's fees and broker's fees and (vi) this Section 14. Nothing in this Section 14 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

         15. EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and closing expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses. Subject to Sections 4(b)(xiv) and 4(l), the Company may pay the costs and expenses of Sellers in connection with the negotiation and closing of the transactions contemplated by this Agreement.

         16. ATTORNEY FEES. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

         17. AMENDMENTS. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

         18. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be sent, postage prepaid, by registered, certified or express mail, return receipt requested or by reputable national overnight courier service guaranteeing next business day delivery and shall be deemed given if mailed, three days after mailing, and in the case of overnight courier service one business day after mailing), as follows:

                           (i) if to Buyer:

                                    W-H Energy Services, Inc.
                                    10370 Richmond Avenue
                                    Suite 990
                                    Houston, Texas  77042

                                    Attention:  Kenneth T. White, Jr.

                                    with a copy to:

                                    Vinson & Elkins L.L.P.
                                    2300 First City Tower
                                    1001 Fannin
                                    Houston, Texas 77002-6760

                                    Attention:  T. Mark Kelly, Esq.; and

                           (ii) if to Sellers, to Sellers' Representative (the
                  "Sellers' Representative") as follows:

                                    Jerry Ritter
                                    3903 Loreauville Road
                                    New Iberia, Louisiana  70563

                                    with a copy to:

                                    Perret Doise
                                    P.O. Drawer 3408
                                    Lafayette, Louisiana  70502-3048
                                    Attention:  Hank Perret

Each Seller hereby appoints the Sellers' Representative as his agent to receive notices hereunder and to take all other actions as may be required of the Sellers' Representative hereunder or under the Escrow Agreement.

         19. INTERPRETATION; EXHIBITS AND SCHEDULES; CERTAIN DEFINITIONS. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of the Disclosure Schedule hereto shall be deemed set forth for all purposes of the Disclosure Schedule to the extent relevant. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.

         (b) For all purposes hereof:

                           (i) "including" means including, without limitation;

                           (ii) "knowledge" means with respect to any specific
                  matter and Sellers, the Company, any Subsidiary or Buyer, the knowledge after due inquiry of the executive officers and other officers having primary responsibility for such matters, of Sellers, the Company, any Subsidiary or Buyer, as the case may be; provided, however, that with respect to Sellers, knowledge shall include knowledge of the Company and any Subsidiary; and

                           (iii) "person" means any individual, firm,
                  corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

         20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

         21. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Confidentiality Agreement.

         22. FEES. Each party hereto hereby represents and warrants that no brokers or finders have acted for such party in connection with this Agreement or the transactions contemplated hereby.

         23. SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

         24. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                       AGRI-EMPRESA, INC.

                                       By: /s/ KENNETH T. WHITE, JR.
                                          -------------------------------------
                                          Kenneth T. White, Jr.
                                          Chairman

                                       W-H ENERGY HOLDINGS, INC.

                                       By: /s/ KENNETH T. WHITE, JR.
                                           -------------------------------------
                                           Kenneth T. White, Jr.
                                           President and Chief Executive Officer

                                       W-H ENERGY SERVICES, INC.

                                       By: /s/ KENNETH T. WHITE, JR.
                                           -------------------------------------
                                           Kenneth T. White, Jr.
                                           President and Chief Executive Officer

                                       /s/ GLEN J. RITTER
                                       -----------------------------------------
                                       Glen J. Ritter

                                       /s/ RONALD J. LINK
                                       -----------------------------------------
                                       Ronald J. Link

                                       /s/ MILTON D. BOURGEOIS, JR.
                                       -----------------------------------------
                                       Milton D. Bourgeois, Jr.

                                       /s/ DAVID W. HEBERT
                                       -----------------------------------------
                                       David W. Hebert

                                       /s/ BRYAN K. PAYNE
                                       -----------------------------------------
                                       Bryan K. Payne

                                       /s/ TOMMY S. PATOUT
                                       -----------------------------------------
                                       Tommy S. Patout

                                       /s/ JACK A. HUNTER
                                       -----------------------------------------
                                       Jack A. Hunter

                                       /s/ DENNIS HERRMANN
                                       -----------------------------------------
                                       Dennis Herrmann

                                       /s/ HENRY HOUSTON FRAZIER II
                                       -----------------------------------------
                                       Henry Houston Frazier II



                      SIGNATURE PAGE TO PURCHASE AGREEMENT